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                                                                    Exhibit 10.3


January 16, 2002


Norman Klugman

Dear Norman:

Net2Phone, Inc. is pleased to offer you a position within our Company. Your title will be Chief Financial Officer, and you will report directly to Stephen Greenberg, our CEO. Your starting salary will be $225,000. You will be eligible to receive an annual bonus of up to 50% of your annual salary based on a bonus program, the details of which will be described shortly after your start date with the Company. You will be entitled to three (3) weeks of vacation per year following six months of employment. The Company will cover the bi-weekly employee contributions for your medical and dental coverage. Please note that coverage begins on the first of the month following ninety (90) days of employment. In the meantime, Net2Phone will reimburse you for your monthly COBRA premiums. In addition, we will reimburse you for your relocation expenses up to $15,000 provided proof of payment is received.

We also expect that you will receive a grant of options under our stock option plan to purchase 150,000 shares of our common stock. These options will vest over a period of four (4) years, and will have an exercise price per share equal to the fair market value of our common stock on the date that these options are approved by our board of directors in accordance with our customary procedures. The earliest these options will be priced will be the first date employment.

You will have the opportunity to participate in the Company's 401(k) plan. You may enroll into this plan the first of the month upon the completion of ninety
(90) days of employment. There is a maximum contribution of $11,000 per year.

We will review your performance periodically. Upon future satisfactory performance reviews, you may be eligible to receive additional salary, performance-based incentives, bonuses, and/or stock options. We expect that this job will present a real job opportunity to develop your career in the global Internet/telecommunications market by growing together with us.

Please note that that all conditions of your employment, including the matters described in this letter, will be subject to the terms and policies that are set forth in Net2Phone's employee handbook, which we encourage you to read in its entirety once you have joined our company. This entire offer is contingent upon successful completion of a background investigation.

We look forward to your joining the Net2Phone team. Please bring employment eligibility documentation with you on your first day.

Sincerely,

Susan Burman

Vice President of Human Resources

Net2Phone, Inc.

Please sign and date on copy of this letter acknowledging your acceptance of this offer and start date.


     /s/ Norman Klugman
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